UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 15, 2006

ORION ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15579	84-0348444
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

307 South Main Street
Pratt, Kansas 67124
(Address of Principal Executive Offices)

(620) 672-2814
Registrant’s Telephone Number, Including Area Code:

RTO Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 15, 2006, Gateway Ethanol, LLC (“Gateway Ethanol”), a majority-owned subsidiary of Orion Ethanol, Inc. (the “Registrant”), executed a Revolving Credit and Security Agreement with Noble Americas Corp., a minority interest holder in Gateway Ethanol (“Noble Americas”), for a $7.5 million revolving working capital facility (the “Revolving Facility”) to be utilized in the operation of Gateway Ethanol’s 55 million gallon per year fuel-grade ethanol production plant currently under construction in Pratt, Kansas. The Registrant had previously reported on a Form 8-K filed with the Securities and Exchange Commission on August 29, 2006, that Gateway Ethanol had a binding commitment relating the Revolving Facility with Noble Americas.

The Revolving Facility, under which Gateway Ethanol may make withdrawals from time to time in minimum amounts of $250,000 in each instance, carries, during the its term, a per annum interest rate equal to LIBOR plus 400 basis points as adjusted from time to time in accordance with the Revolving Facility. In the event, and during the continuance, of a default (as defined in the agreement) by Gateway Ethanol under the Revolving Facility, at the option of the lender, Gateway Ethanol will pay a per annum interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid under the Revolving Facility or (ii) the default rate (as defined in the agreement), whether or not the default has become an event of default, and whether or not Noble Americas has exercised its option to accelerate the maturity of the Revolving Facility and declare the entire principal balance due and payable. Gateway Ethanol may prepay the Revolving Facility in amounts not less than $100,000 without penalty. The maturity date on the Revolving Facility is the earlier of (a) March 31, 2011, or (b) the date that the Revolving Facility shall become due and payable, whether by acceleration, prepayment, or otherwise. To secure payment and performance under the Revolving Facility, Gateway Ethanol has granted a continuing security interest in certain assets but not including the Pratt facility to Noble Americas.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits.

	10.1	Revolving Credit and Security Agreement dated as of November 3, 2006 by and between Gateway Ethanol, LLC and Noble Americas Corp.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orion Ethanol, Inc.

Date: November 20, 2006

/s/ Lane Hamm
Lane Hamm
Chief Financial Officer